UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to §240.14a-12

ASA GOLD AND PRECIOUS METALS LIMITED

(Names of Registrant as Specified in its Charter)

AXEL MERK

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ASA INSANITY REQUIRES YOUR ATTENTION Dear Fellow Shareholder, ASA's Board wants you to approve a radical restructuring that could hit the Fund with a major tax bill, irresponsibly reducing your investment's value even if you hold ASA in an IRA. If the plan proceeds to a shareholder vote, every shareholder must act: VOTE NO when the proxy cards arrive. The Board's plan would end ASA's gold mandate and turn our Fund into a riskier Saba-managed business development company (BDC) focused on private credit. Saba, which holds 32% of ASA, would collect a 1.5% annual base fee on gross assets after year one, plus 17.5% incentive fees under the proposed terms. We would pay for it. The Board's own preliminary filing acknowledges this risk: gains carried into the restructured US fund could trigger corporate tax when the securities are sold. That tax comes straight out of Fund assets and hits every shareholder, including IRA investors. And if you hold ASA in a taxable account, you may face additional high taxes of your own. My estimate is that, if the August 31 portfolio remains in place at conversion, the Fund could face up to $150 million in unnecessary taxes. If accrued at conversion, that tax could immediately cut net asset value (NAV) by more than 10%. Even a smaller hit is unacceptable. This is madness. Meanwhile, shareholders are trapped. ASA recently traded at a massive 24% discount to NAV on September 24th. Selling means accepting roughly 76 cents for each dollar of net assets. Staying means facing the costs and risks of Saba's proposed plan.

That is unacceptable. Before ASA is transformed, every shareholder who wants out should be allowed to leave at or near NAV through a 100% tender offer. Shareholders deserve that choice before they bear the costs of Saba's new strategy. When the proxy cards arrive, VOTE NO. A proxy card signed and returned without voting instructions is counted as a vote FOR every proposal. VOTE NO on all restructuring proposals. VOTE NO on the Board nominees. Axel Merk P.S. For more information, visit saveasa.com/news or call me at (408) 475-0186. Axel Merk owns over 300,000 shares of ASA Gold and Precious Metals Limited. He also serves as President and Chief Investment Officer of Merk Investments LLC, ASA's adviser until June 30, 2026. This is not tax advice. The tax amounts above are illustrative and estimated, and based on the Fund's preliminary filing with the SEC. Consult your tax adviser regarding your own circumstances. ASA's May 31, 2026 semiannual report showed $1.356 billion of investments with a cost of $564.9 million, implying about $791.5 million of unrealized appreciation. Published fact sheets since suggest no new purchases; by August 31, cash had risen to 14.53% of NAV. Adjusting the May 31 cost basis for sales leaves an estimated ~$700 million of built-in gains in the August 31 securities portfolio. At the 21% federal corporate tax rate, that implies potential tax approaching $150 million—more than 10% of NAV—if that portfolio were transferred. The amount could be lower depending on the securities ultimately transferred. But appreciated securities transferred and then sold within the five-year recognition period can trigger corporate tax that could be avoided if the restructuring were structured differently. Transferring appreciated securities is irresponsible. Axel Merk intends to file a proxy statement with the Securities and Exchange Commission ("SEC") to solicit votes against the proposals at ASA's Annual General Meeting of Shareholders. As a result, Mr. Merk may be deemed to be a "participant" under the federal proxy rules. Additional information regarding Mr. Merk and his share ownership in ASA will be included in his proxy statement which will be filed with the SEC and available on the SEC's website at www.sec.gov. ASA's definitive Proxy Statement/Prospectus for the 2026 Annual General Meeting of Shareholders has yet to be filed with the SEC, and may be amended or withdrawn. MR. MERK ADVISES ALL SHAREHOLDERS TO READ ASA'S PROXY STATEMENT/PROSPECTUS AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE.

The proposed domestication can impose very different tax consequences depending on whether a shareholder made a timely QEF election and whether the ASA position is worth less than $50,000 or $50,000 or more. The analysis below is based on the restructuring proposal in ASA's September 10, 2026, Form N-14 filing. Future filings that change aspects of the restructuring may change the analysis. Shareholder without a timely QEF election A U.S. taxable shareholder who never made a timely QEF election remains subject to the Section 1291 PFIC regime. Consider a shareholder who invested $10,000 in ASA on August 31, 2023, when ASA traded at $14.88 per share. At ASA's August 31, 2026 closing price of $63.80, the investment was worth approximately $42,900, representing approximately $32,900 of appreciation. If the shareholder makes a purging election, the shareholder is treated as having sold the shares at fair market value even though no shares were actually sold and no cash was received. The gain is allocated over the shareholder's holding period. The portions allocated to prior PFIC years are taxed at the highest individual federal tax rate applicable to those years, and the tax attributable to each prior year carries a statutory interest charge reflecting how long that tax was deferred. IRS Tax Consequences to ASA Shareholders Analysis is Illustrative - Not Tax Advice - Consult with Your Tax Adviser HOME PERFORMANCE SABA'S CONDUCT PUNITIVE TAXES CORRECTING THE RECORD UPDATES Invest with Merk*

For this three-year example, the resulting federal tax and interest can be on the order of $14,000 to $15,000 on the approximately $32,900 gain, depending on the shareholder's current-year tax rate and whether the Net Investment Income Tax applies. The interest component alone can be approximately $1,000 or more even over this relatively short holding period. For shareholders who have owned ASA for much longer, the interest charge can be substantially greater because portions of the tax can be treated as having been deferred for many years. The shareholder can decline to purge the PFIC status, but that does not eliminate the problem. Under the "once a PFIC, always a PFIC" rule, the shares can remain subject to Section 1291. Future distributions from the successor can therefore also trigger the punitive tax-and-interest regime to the extent they constitute "excess distributions." This is particularly relevant if the new BDC adopts a substantially higher dividend policy. IRS A shareholder without a timely QEF election who also holds $50,000 or more of ASA may face the Section 367 consequences described below in addition to the PFIC consequences. Timely-QEF shareholder with less than $50,000 of ASA A shareholder who made a timely QEF election has already been taxed each year on his or her share of ASA's ordinary earnings and net capital gain, whether or not those amounts were distributed in cash. For a shareholder owning less than 10% of ASA whose position is worth less than $50,000 at domestication, Section 367(b) provides a de minimis exception. That shareholder does not have an additional Section 367(b) gain or deemed-dividend inclusion merely because ASA domesticates. Legal Information Institute The shareholder remains responsible for the applicable QEF income through the end of ASA's PFIC period, but the domestication itself does not create the additional Section 367(b) shareholder-level tax described below. Shareholder with $50,000 or more of ASA For a U.S. shareholder owning less than 10% of ASA whose position is worth $50,000 or more, Section 367(b) creates a separate tax consequence at domestication. By default, the shareholder must recognize the gain in the ASA shares. The Treasury regulation illustrates the rule with shares having a $40,000 tax basis and a $100,000 value. The shareholder recognizes the entire $60,000 gain, even though the shareholder has not sold the investment or received any cash. The shareholder's basis in the new shares then increases to $100,000. Legal Information Institute

Instead, the shareholder may elect to be taxed on the shareholder's "all earnings and profits amount." In plain English, that generally looks to ASA's accumulated earnings attributable to the period that shareholder owned the shares, rather than the entire appreciation in the shareholder's ASA investment. Amounts already included in income under a timely QEF election are excluded from being taxed again in calculating this amount. Legal Information Institute This election creates a critical information requirement. The Treasury regulation permits the election only if ASA or its successor provides the shareholder information sufficient to substantiate the shareholder's all-E&P amount. Legal Information Institute That cannot necessarily be satisfied by providing a single current-year figure. The all-E&P calculation is tied to the period during which the shareholder owned the shares. Some ASA shareholders who have contacted me have held the Fund for approximately 50 years. For those shareholders, ASA must be able to provide sufficient historical E&P information to calculate and substantiate amounts attributable to holding periods extending back decades, while also identifying amounts already taxed through QEF elections where applicable. The information problem therefore differs shareholder by shareholder. A shareholder who acquired ASA in 2025 needs information covering that holding period; a shareholder who acquired ASA decades ago may need decades of historical information. Without that information, a $50,000-or- more shareholder cannot properly evaluate or make the alternative all-E&P election provided by the Treasury regulation. A U.S. shareholder owning 10% or more is subject to a different rule: the all-E&P inclusion is mandatory rather than elective. Corporate-level tax and potential NAV reduction borne by all shareholders These shareholder-level taxes are separate from another tax created by carrying ASA's appreciated portfolio into the U.S. entity. ASA states that it intends to dispose of or reposition its existing precious-metals portfolio following the conversion. If appreciated securities are first carried into the U.S. successor and then sold during the applicable recognition period, the successor can itself owe corporate-level federal tax on gains already built into those securities. For example, if ASA holds a security with a $20 tax basis and a $100 value when the U.S. successor enters the RIC regime, the security has $80 of built-in gain. If that gain is later recognized, at the current 21% corporate rate $16.80 of corporate tax would be payable. A taxable shareholder may then owe shareholder-level tax when the remaining gain is distributed. The effect on shareholders may arise before the tax is actually paid. If the successor is required to recognize a deferred tax liability for built-in gains expected to be realized during the five-year recognition period, that liability would reduce the Fund's net assets and NAV at or in connection with the conversion. ASA states that it expects to dispose of or reposition its existing portfolio following the conversion, making this accounting consequence particularly relevant. Any such NAV reduction would reflect the accounting recognition of the expected built-in-gains tax before that tax is paid. Should all securities held by ASA on August 31, 2026, be transferred to the U.S. successor, a back-of- the-envelope estimate indicates approximately $700 million of built-in unrealized gains. At the current 21% federal corporate tax rate, that implies gross federal built-in-gains tax exposure of approximately $150 million and, if the corresponding deferred tax liability is accrued, a potential reduction in NAV of more than 10%. The actual amounts could be lower if additional appreciated holdings are liquidated before domestication, securities decline in value, or available losses or other offsets reduce the taxable built-in gain. This fund-level tax affects every shareholder economically, including IRAs and other tax-exempt or tax-deferred accounts, because the corporate tax is paid from Fund assets before the remaining value reaches shareholders. ASA's N-14 itself states that the corporate-level tax reduces the amount available for distribution and that the remaining gain, net of that tax, must be distributed to shareholders. * * * Important Tax Disclaimer. This Appendix was created by Axel Merk, is for general informational and illustrative purposes only and does not constitute tax, legal, or investment advice. It addresses selected U.S. federal income tax consequences only and does not purport to describe all potentially applicable tax rules. The examples use simplifying assumptions, and actual consequences will depend on each shareholder's individual circumstances, including tax basis, holding period, tax status and elections. Shareholders should consult their own tax advisers and should not rely on these examples to determine their tax liability or filing obligations. Register your potential interest in a future Merk-managed mining strategy, so you don't miss out: saveasa.com/register * The online registration is to indicate potential interest only. More information about a potential Merk-managed mining strategy will be provided at a later date. The past performance of ASA does not guarantee the future results of another Merk-managed strategy. On June 30, 2026, Merk concluded its management of ASA after the Saba-controlled Board terminated Merk's advisory agreement. Certain Fund directors, including a Saba partner, have assumed responsibility for ASA's management. Axel Merk owns over 300,000 shares of ASA Gold and Precious Metals Limited. He serves as President and Chief Investment Officer of Merk Investments LLC, which served as the Fund's investment adviser until June 30, 2026. He also resigned as Chief Operating Officer of ASA in June 2026. Nothing on this website constitutes an offer to sell, or a solicitation of an offer to buy, any securities. The information presented on this website reflects the views and opinions of Axel Merk and is provided solely for educational and informational purposes. It does not constitute investment, legal, financial, or tax advice. You should consult your own advisors for guidance specific to your circumstances.

The plans of Saba and the Board are based on publicly disclosed information only and are therefore accordingly qualified in their entirety and subject to change. This site and its content have not been approved by ASA Gold & Precious Metals Ltd. ("ASA" or the "Fund"). The Fund currently concentrates its investments in the gold and precious minerals sector, which may be more volatile than other industries and influenced by changes in commodity prices driven by international economic and political developments. ASA is a non-diversified fund, which may result in higher risk through reduced portfolio diversification. It may also invest in smaller-sized and foreign companies, which may be more volatile, less liquid, and subject to additional risks, including currency fluctuations. Shares of closed-end funds like ASA frequently trade at a discount to net asset value. Axel Merk intends to file a proxy statement with the Securities and Exchange Commission ("SEC") to solicit votes against the proposals at ASA's 2026 Annual General Meeting of Shareholders. As a result, Mr. Merk may be deemed to be a "participant" under the federal proxy rules. Additional information regarding Mr. Merk and his share ownership in ASA will be included in his proxy statement which will be filed with the SEC and available on the SEC's website at www.sec.gov. ASA's definitive Proxy Statement/Prospectus for the 2026 Annual General Meeting of Shareholders has yet to be filed with the SEC, and may be amended or withdrawn. MR. MERK ADVISES ALL SHAREHOLDERS TO READ ASA'S PROXY STATEMENT/PROSPECTUS AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE. This website may include forward-looking statements that reflect the current expectations, estimates, beliefs, assumptions, and projections of Axel Merk. These statements are inherently subject to risks and uncertainties, many of which are beyond the control of the author. Actual outcomes may differ materially from those discussed. Forward-looking statements can often be identified by words such as "believe," "expect," "intend," "may," "will," "should," or similar expressions including the negatives thereof, other variations or comparable terms. These statements speak only as of the date made, and there is no obligation to update or revise them in light of future developments. Certain links may direct users to third-party websites or filings with the SEC. These materials are provided solely for convenience and informational purposes and are not incorporated by reference into any proxy materials. No responsibility is taken for the accuracy or content of third-party sources, and no obligation exists to provide updated information if it subsequently becomes incorrect in the future.